INDEX TO EXHIBITS

Current Report on Form 8-K
Dated October 22, 2007

Rurban Financial Corp.

Exhibit No.	Description

99.1	Transcript of conference call and webcast conducted on October 18, 2007

RURBAN FINANCIAL CORPORATION

Moderator: Valda Colbart
October 18, 2007
3:00 p.m. CT

Operator:  Good afternoon, ladies and gentlemen, and welcome to the Rurban Financial Third Quarter 2007 Earnings Conference Call and webcast.

At this time, I'd like to inform everyone that this conference call is being recorded and that all participants are in a listen-only mode. We will open the conference up to the investment community for questions and answers after the presentation.

I would now like to turn the conference over to Valda Colbart, Investor Relations Officer. Please go ahead, Valda.

Valda Colbart:  Good afternoon, everyone. I would like to remind you that this conference call is being broadcast over the Internet live. And it will also be archived and available at our website, www.rurbanfinancial.net until November 8th, 2007.

Joining me on today's call are Ken Joyce, President and CEO; Duane Sinn, our Chief Financial Officer; Mark Klein, President and CEO of State Bank & Trust Company; and Hank Thiemann, President of RDSI.

Before we get started, I'd like to make our usual Safe Harbor statement and remind everyone the comments made during this conference call regarding Rurban's anticipated future performance are forward-looking and, therefore, involved risks and uncertainties that could cause results or developments to differ significantly from those indicated in these statements. These risks and uncertainties include, but are not limited to, risks and uncertain inherent in general and local banking, insurance and mortgage conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate level, changes in local real estate markets, legislative and regulatory decisions or capital market conditions, and other factors set forth in the Company's filing with the Securities and Exchange Commission.

I will now turn the call over to Ken Joyce, President and CEO. Ken…

Ken Joyce:  Thank you, Valda. And welcome to Rurban Financial Corp's Third Quarter 2007 webcast. We appreciate your joining us to learn more about Rurban's Financial progress.

Participating in the webcast with me today are Duane Sinn, Rurban's Chief Financial Officer, and Mark Klein, President of The State Bank & Trust company. Duane will provide additional detail to the financial statements that were released yesterday evening. Mark will provide color on specific initiatives at State Bank & Trust.

We are encouraged with the continued progress of Rurban, while acknowledging that more progress is necessary to the ch… to achieve the targets we had set for the Company.

Net income for the third quarter was $864,000, up $50,000, or 6.1 percent, over the year ago quarter and $79,000, or 10 percent, over the second quarter. Year-to-date net income is $2.35 million, up 14.6 percent from the $2.05 million reported for the same 2006 nine month period.

The banking side of our business, we are seeking improvements from five key-growth and profitability initiatives in place over the past two years. The first of these initiatives is attention to expense reductions, primarily at the bank announcing the fourth quarter of 2006 with implementation beginning in the first quarter of 2007. Consolidated expenses for the current quarter excluding our data processing subsidiaries, RDSI and DCM, were down approximately $200,000. We will continue to evaluate expenses on a regular and consistent basis as we continually work toward improving our efficiency.

Our second key initiative is moving the culture at the bank to a greater focus on sales and service. Mark Klein will elaborate on these initiatives, but they are mainly focused on loan and deposit generation, cross-selling and referrals.

Our third initiative is building new retail account balances and associated fees. Our high-performance checking program has increased the number of net new retail accounts three times over the same period of last year. Included in this program is a cross-selling effort which is producing nearly three additional services for newly opened retail account.

Our fourth key initiative is building our deposits through the efforts of our recently appointed Chief Deposit Officer and our regular Calling Officer. As a redec, as a redej, a direct result of these efforts, from this particular group, we have placed Remote Deposit Capture devices in 22 offices and are accepting $15 million a month in electronic deposits. This product offering is only in the beginning stage and should have significant more potential.

Our fifth initiative is maintaining or growing our net interest margin at our bank. Bucking the general banking trend, we have maintained a stable net interest margin of approximately 3.4 percent on a year-over-year basis which we feel is an exceptional accomplishment in this environment.

Through diligent management, our loan investment yields have been improving, while funding costs have been limited to increasing in parallel leaving the net interest margin in a largely stable condition on quarter-to-quarter basis of the past year.

Before turning this discussion over to Mark so he can elaborate on the initiatives and the results, I would like to comment on the impact of the recent Fed Rate change of 50 basis points. As we reported, we are a liability-sensitive bank by all measures of interest rate risk. The declining rate environments are a liability should re-price faster than a maturing or rate-sensitive assets. Over the next six to 12 months it should have a positive impact on a net interest margin. It is difficult to quantify this potential benefit, as it will depend on pricing pressures from our competitors but we should see some benefit overall.

I’ll now turn the webcast over to Mark Klein to discuss his initiatives at State Bank & Trust in greater detail. Mark…

Mark Klein:  Thank you, Ken and good afternoon. I'm once again pleased to report on the continued performance improvement in the State Bank & Trust company.

Last quarter, we re, reported a consolidated net income of the bank of $917,000. This quarter, our consolidated net income is $714,000. However, 2007 year-to-date net income is slightly ahead of two hund…2006 year-to-date net income of $2.3 million, or 1.9 percent. Our linked quarter declined is a result of second quarter $70,000 non-accrual interest addition, a third quarter decline of approximately $146,000 from non-interest income, namely gains on sale of government guaranteed commercial loans, residential mortgage loans and trust fees, and a $100,000 third quarter increase in professional fees and marketing costs associated with our High Performance Checking account program.

In an effort to continue to improve our core earnings, I'd like to give you an update on some of the existing initiatives we already have in place, as well as identifying new ones. As with the last quarter, I will begin with the revenue side and then key on the expense side.

Our balance sheet re-structuring in the fourth quarter of 2006 enabled us to stabilize our bank only net interest margin at approximately 3.4 percent. We continue to increase interest income through loan growth. We've now added $17.1 million of net loans since year-end equal to a 6.1 percent annualize loan growth rate. This growth is a direct result of our call program and not of the relaxing of prudent underwriting standards. New originations include approximately $22 million in commercial loans consisting of $6.3 million in C&I loans, $13.3 million in commercial real estate, $2 million in agriculture loans and $382,000 in municipal loans. These increases are all off-set by a run-off of approximate $4.9 million in the residential real estate loans.

We continue to change our sales culture with the focus on retail DDA balances to reduce our dependency on high cost funding. We launched our High Performance Checking campaign in April with a focus on improved retail cross sales, a client loyalty program, and the alignment of employee incentives with State Bank's improved performance.

Through September 30th, we increased our net DDA accounts by 641, as Ken mentioned, nearly three times over our 2006 year-to-date results. Deposit balances from these new DDA accounts opened this quarter are $1.4 million at a weighted average rate of 1.2 percent. We continued to pursue this strategy which is also improving our market presence, as well as providing us with low-cost funds, more services per household, and increasing our branch utilization. We are selling guaranteed portions of our SBA related agricultural and business loans wherever we chose to do so. And we're selling our residential loans, although this volume have decline given the current housing slow-down. These loan sales provided third quarter gains of $74,000 compared to second quarter gains of $174,000, and $54,000 for the first quarter.

Our Trust division continues to make progress also. Trust fees rose $151,000, or 6.4 percent, to $2.5 million during the first nine months of 2007 compared to $2.4 million for the first nine months of 2006. Assets under management increased from $347 million at the beginning of the year to $389 million at quarter end. We are expanding our trust activities into our newer high-growth markets, where so far, we appeared to be very well-received.

Now, for the expense side. We are focusing on initiatives that we believe can make a big impact on expense control. As we reported in the second quarter, we reduced our full time equivalent from 188 to 162. A net reduction of 26 full time equivalent. This initiative has enabled us to reduce our year-to-date non-interest expense to $14.9 million from 2006 year-to-date non-interest expense of $15.6 million, or a reduction of $700,000. We continue our focus on reducing frontline cost in each office while maintaining our service levels.

In the second quarter, we reported that we reduced our cost per transactions from $1.57 to a $1.32, or 16 percent reduction. These per transaction cost savings were realized in spite of the reduction of traditional transactions to customer initiated electronic banking transactions. In fact, electronic banking transactions have increased from approximately 101,000 per month at year-end to over 129,000 per month at quarter-end for an increase of nearly 21.6 percent. Merchant Capture for our commercial clients continues to expand. We have gone from one client, 150 transactions and million dollars in monthly volume to 22 clients and 20,000 transactions in over $15 million in monthly volume. While technology has made this paperless initiative possible, it is clearly our Chief Deposit Officer and the Deposit Services Division that have ensured its success.

Finally, referrals between departments also continue to improved. First quarter referrals were 196, with 52 closed. Second quarter year-to-date referrals increased to 451, with 122 closed. Year-to-date referrals through the third quarter totaled six…691, with 207 closed. These closed inter-department referrals have resulted in 1.6 million of new deposits, over $10 million in loans and over $13 million in trust assets. Ken, back to you.

Ken Joyce:  Well, thank you, Mark. And congratulations on your continuing success at the State Bank & Trust.

I want to take a few minutes to discuss our asset quality. We have seen the numerous bank earnings announcements discussing declining asset quality, some of a very significant nature. We experience in severe downturn in asset quality several years ago. We learned from these experiences as we have worked our way through numerous and complicated credit problems, created policies, controls and processes to prevent the reoccurrence of these issues. Not that they can be eliminated, as we are in a business of taking measured risk, but the risk can be moderated.

At this time, we do not see a deterioration where credit quality or any leading indicators of an asset quality product… problem. Non-performing assets increased only moderately from the year-ago quarter. We addressed that increase with an appropriate level of loan loss provision.

I'll now turn the webcast over to Duane Sinn, Rurban's Chief Financial Officer, who will supply more detail to our press release information and discuss that press release to help clarify its information. Duane…

Duane Sinn:  Thank you, Ken and good afternoon. Our third quarter results were encouraging and were driven by an excellent quarter by our data processing group. Our banking results reflect the changes and challenges the banking industry is facing today.

The good news for our banking group is that we should see some relief from the Fed’s actions to reduce rates. As we discussed in our press release, we have been able to reduce our offering rates on deposits late in the third quarter and we feel that our deposit cost will in…will decrease in the next six to 12 months.

I will start with some high level balance sheet highlights. We increased consolidated assets by $17.5 million for the quarter. Loans increased approximately $6.6 million during the quarter. We also executed a $10 million securities leverage which we funded with the repurchase agreement. Year-to-date, we have increased loans by $18.2 million. Our Fort Wayne market provided $9.8 million of this increase, followed by a $7.3 million increase in Lima, and a $2.2 million increase in our Toledo market.

Our original markets of Defiance, Paulding and Fulton counties experienced a small decrease in balances primarily due to the sale of approximately $3 million in SBA and FSA loans sold during the year. The month and year-to-date increase in loan balances was once again, due to our commercial lending efforts. Increases in commercial balances have been all set by decreases in residential and consumer loans. We continue to sell to majority of new residential loans into the secondary market. Total deposits increased by $5.6 million for the quarter and have…and have decreased by $1.4 million on a year-to-date basis. The quarterly increase was driven by 2 point, $2.5 million increase in core transaction accounts, as well as an increase in retail certificate of deposits of $8.5 million. This increase…these increases were off-set by a $5.2 million decrease in money market and savings accounts. The year-to-date overall decrease is mainly result of the planned run-off in higher-costing municipal deposit accounts. Continue to see migration of deposit accounts out of lower yielding DDA and money market accounts and into higher cost funds. We have experienced bot…deposit balance increases within our Toledo and Fort Wayne markets.

Transition to the income statement…
I will highlight the quarterly and year-to-date results for you. Reported net income of $864,000, or 17 cents for diluted share, for the quarter. This represents a $50,000, or 6.1 percent, increase for the 2006 third quarter results, and a $79,000, or 10 percent, increase over second quarter of 2007 results. Our year-to-date results were $2.4 million, or 47 cents per diluted share, compared to $2 million, or 41 cents per diluted share, a year ago.

The primary reason for this year-over-year improvement was the efficiencies that were executed on the bank side, and the increase in revenue generated from the data and item processing side of our business. Net interest income totaled $11 million year-to-date for 2007 compared to $11.5 million last year. Net interest income totaled $3.7 million for the third quarter of 2007 as compared to $3.8 million for the third quarter of 2006 results. The decrease of $95,000 is partially due to the decrease of $17.8 million in earning assets as a result of the de-leverage strategy completed at the end of 2006.

The average yield on the interest-earning assets increased by 35 basis points from 6.49 percent for the quarter ended of September 30th, 2006 to 6.84 percent for the quarter ended September 30th, 2007. While the average cost of interest-bearing liabilities also went up 35 basis points, from 3.16 percent at September 30th, 2006 to 3.51 percent in the third quarter of 2007.

A 35 basis point increase in earning assets is due to two factors. First item was the previously mentioned balance sheet re-structuring. And secondly, the incremental increase gains from loans re-pricing. A 35 basis point de…increase in interest bearing liabilities is due to a 42 base…42 basis point increase in cost deposits all set by a slight decrease in the cost of alternative funding. Loan loss provision for 2007 year-to-date was $379,000 compared to $337,000 provision last year. A third quarter provision of $140,000 was a result of the continued loan growth within the loan portfolio. Total non-interest income year-to-date improved nicely from last year increasing by $3.8 million, or 23.8 percent. Driving this increase was the continuation of RDSI’s str…strong top-line performance, which increased $4.2 million year-over-year. These year-to-date results were off-set by decreases in gains on sales of loans and other income. The decrease in other income year-over-year is associated with the payment of impaired loans at Exchange Bank during 2006. The third quarter non-interest income increased $880,000 from the 2006 third quarter results. This increase was driven by data processing fees, which increased $1.2 million, or 32 percent, and trust fees which increased $67,000, or 8.8 percent.

DCM accounted was $758,000 of the $1.2 million increase and data processing fees. The 8.8 percent increase in trust fees is due to the growth of $57 million in managed assets during the past 12 month within Reliance Financial Services. These increases in data processing and trust fees were off-set by a $210,000 decrease in gain on sale of loans and $214,000 decrease in other income. The increase in gain on sale of loans was driven by lower mortgage banking production. Decrease in other income was due to the recording of $174,000 in loan recoveries on impaired loans associated with Exchange Bank in 2006 third quarter.

Total non-interest expense increased to $27.5 million year-to-date, compared to $24.5 million for the same period in 2006, reflecting a $2.9 million increase.

2007 results included $3.1 million of expenses related to the DCM acquisition on September 2nd, 2006. Current quarter operating expenses total $9.1 million, compared to $8.5 million for the 2006 third quarter. This $592,000 increase, once again, is associated with the expenses of the acquisition of DCM. Excluding the DCM acquisition, non-interest expenses actually declined $203,000. This decline is a reflection of the expense reductions taken within the banking group in the beginning of 2007. A large increases in the equipment expense and postage and delivery from the third quarter of 2006 to the third quarter of 2007 were also a direct result of our acquisition of DCM.

At this time, I will turn this discussion back over to Ken. Ken…

Ken Joyce:  All right. Well, thank you, Duane. That detail should be helpful in understanding to where we are at from a, ah, financial perspective.

Our data and item processing business continues its growth pattern. As Duane has indicated, revenue for the business was up substantially on a quarter-over-quarter basis, as well as on a linked quarter basis.

This increase in revenue resulted from new banks contracted and continue growth of services being purchased by our client banks, that are making them more efficient, creating product for sales opportunity, or allowing them to operate less expensively. We have four banks contracted and scheduled for conversion before year end. And we are now servicing over 110 banks for some combination of data and item processing. Increase in revenues for the quarter-over-quarter comparison contained the impact of our DCM acquisition, which was completed on September 2nd, 2006 and therefore, the comparison is somewhat skewed as Duane indicated. This business segment has potentially significant value in the marketplace. And that value may not be fully recognized in our current stock value. Therefore, we are beginning the process of considering strategic alternatives for releasing the value of our data and item processing business.

This completes our comments on the third quarter 2007 results. I will now turn over the webcast to Valda to see if we have any questions from the investment community. Valda…

Valda Colbart:  Thank you, Ken. It's now time for the question and answer session. If you are using a speakerphone, please pick up the handset before pressing any numbers and un-mute your phone. If you have a question, we would like you to press star one on your telephone. That's star one if you have a question. And if for some reason someone asked the question you would have like to, and you need to withdraw that, press star two. So again if you have a question, please press star one on your telephone and we'll take the questions in the order they are received. We'll stand by for just a few moments.

Operator:  And we do have a question in the queue. And this is Ross Haberman of Haberman Fund. Please go ahead.

Ross Haberman:  How are you, gentlemen? Nice Quarter.

Ken Joyce:  Good, Ross. Good to hear from you. Thank you very much.

Ross Haberman:  Um, I just want to ask a few - on the data processing. Um, I got, I got a little lost from your press release. Please excuse me for ah, pressing the question. If I understood it, on the segment data, uh, data processing earned segment basis 659,000 for the quarter and a million eight for the nine months?

Duane Sinn:  That is correct.

Ross Haberman:  Um, what, what were those -cash flow numbers?

Ken Joyce:  We don't - we don't necessarily report those cash flow numbers. Um, we leave it up for the data processing data company. It's probably been in excess of $5 million on an annual basis and it continues to grow.

Ross Haberman:  OK. Let me just - let me ask another, what is the D&A (running)?

Ken Joyce:  D&A? I'm sorry, I'm not sophisticated enough to understand that term.

Ross Haberman: What?

Ken Joyce:  What is D&A?

Ross Haberman:  The depreciation and amortization, that's that thing.

Ken Joyce:  Oh, OK. Um, you have that number Duane?

Duane Sinn:  Yes. I can dig for it here.

Ken Joyce:  Duane is working to pull that number out.

Ross Haberman:  OK. Well, while you are working on that, um, ah, DCM, refresh our memory, how much in dollars would was paid for that segment for that operation? What kind of multiples were paid?

Ken Joyce:  It was the price with about $7 million, Ross, as a multiple of revenue, it was probably doing about $4.5 million, as best as I recall. So it's probably close to about a one-and-a-half multiple of revenue. That's that’s the numbers that I recall. I have to go back and look in terms of that income.

Ross Haberman:  Thank you. Generally, does this business, ((inaudible)) data processing that you could - is Metavante one of your competitors or they're sort of the Cadillac, you might say, and you're just a small potato compared to the likes of them.

Ken Joyce:  Well, Ross, I would never agree to terms of a small potato.

Ross Haberman:  A big potato how's that?

Ken Joyce:  Yes. Yes. Metavante is is a competitor and we do compete against them, we do submit bids against them. They are typically in the data processing world, kind of a high end product, and we are more, uh, probably in the middle market, I would say than the, uh, high end world Metavante works in. But we typically compete very well and very easily against Metavante. Not always. They sometimes win. Depends on what the - usually depends upon the, uh, past experience of who the CEO has been working with or Chief Operating Officer.

Ross Haberman:  Um, just one final question, and and I apologize if you described it, what is your - what is your strongest local market for loan demand to date, geographically?

Ken Joyce:  That's an interesting question. We generate more loans, um, in our, in our current footprint but the process is of those long generation kind of replaces what comes due from maturities and pay-offs. Um, so we're actually getting our our true, kind of over the top growth from Toledo, Fort Wayne and Lima markets. And right now, Fort Wayne is probably the top contributor of that, of that trio.

Ross Haberman:  Fort Wayne. OK.

Ken Joyce:  Fort Wayne, Indiana. Yes.

Ross Haberman:  OK. I appreciate it. The best of luck, guys. Thank you.

Ken Joyce:  And Duane’s got - I think he’s got some numbers here.

Duane Sinn:  Yes, Ross. Through the first nine months of, ah, 2007 we've got a little bit over $3 million. So an annualize basis, this is going to be an access to $4 million for the amortization …

Ross Haberman:  $4 million on annualize basis for depreciation and amortization.

Duane Sinn:  Yes.

Ross Haberman:  That sounds great. And and and I guess it would be something higher if you were to include the DCM.

Duane Sinn:  Well, that that is inclusive of DCM.

Ross Haberman:  It is? OK.

Duane Sinn:  The amortization of the intangible is a couple of hundred thousand dollars a year and that's totally DCM related.

Ross Haberman:  And just refresh my memory, the 659 of income for that segment for this quarter through the whole quarter DCM or partial?

Duane Sinn:  It’s a full quarter this year. Last year, Ross, DCM was only been in our numbers for one month.

Ross Haberman:  Got it. OK.

Duane Sinn:  Month of September. Yes.

Ross Haberman:  I appreciate it. Again, best of luck. Thanks, guys.

Duane Sinn:  All right.

Ken Joyce:  Thank you, Ross.

Duane Sinn:  Thanks for your question.

Operator:  And once again if you would like to signal to ask a question, you can do so by pressing star one on your touch-tone phone. Again, that's the star key followed by the digit one. Again, we’ll pause for a moment, to give everyone a chance to signal. Again, star one. Please make sure you are not on mute when you press star one.

Gentlemen, we have no further questions. So I’d like to turn the conference back to Mr. Joyce.

Ken Joyce:  All right, Abe, I appreciate that. And thank you, Ross, for your question. And I want to thank everyone for joining us here on the third quarter 2007 Rurban Financial Corp. webcast. Thank you and goodbye.

Operator:  Thank you. That, that concludes the call. We do appreciate your participation. At this time, you may disconnect. Thank you.

END